EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form N-2 of our report dated March 2, 2022, relating to the consolidated financial statements of Blackrock Capital Investment Corp. and subsidiaries appearing in the Annual Report on Form 10-K of BlackRock Capital Investment Corp. for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Los Angeles, California

March 2, 2022